Exhibit 99.1

5321 Corporate Boulevard

Baton Rouge, LA 70808

Lamar Advertising Company Withdraws Financial Guidance for 2020 & Announces Board Is Evaluating Dividend Plans

Baton Rouge, LA – April 2, 2020 - Lamar Advertising Company (“Lamar”) (Nasdaq: LAMR), a leading operator of outdoor advertising and logo sign displays, today announced that it has withdrawn its full-year financial guidance for 2020 in light of the significant macroeconomic uncertainty resulting from the coronavirus pandemic.

“We began the year with tremendous momentum, but the measures undertaken to slow the spread of the coronavirus are taking their toll on us as they are on the broader economy. With their customers confined to their homes and unable to shop, dine or play, many businesses have temporarily curtailed their advertising campaigns, “ Lamar chief executive Sean Reilly said. “As a result, our previously provided guidance for full-year AFFO per share is no longer applicable.”

Lamar had previously communicated that it expects to make regular quarterly distributions to stockholders in 2020 in an aggregate amount of $4.00 per share, subject to the approval of its board of directors. On March 31, 2020, Lamar paid a previously announced distribution of $1.00 per share to stockholders of record as of March 16, 2020. Today, Lamar also announced its board of directors is evaluating Lamar’s dividend plans for the balance of the year.

“Our board will re-evaluate our dividend policy for 2020 as we get a better sense for the depth and duration of the economic slowdown and the knock-on effects on advertising,” Reilly said. “As we think about that policy, our priority will always be the long-term health of the enterprise.”

In addition, Lamar said it has undertaken several steps to align its business with the new operating environment, including:

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Sharply curtailing its spending on capital projects, including new digital displays. Lamar now expects total capital expenditures for 2020 to be approximately $58 million, down from its prior estimate of $130 million, with maintenance capital expenditures comprising approximately $26 million of total capital expenditures.

•	Suspending its acquisition activity.

•	Instituting a hiring freeze.

•	Initiating discussions with many billboard ground lessors about amending their agreements to reduce future fixed site lease expenses.

•	Having constructive conversations with its airport and transit franchise partners about temporary relief from current and future annual contractual guarantees.

Lamar also provided the following information on its liquidity and balance sheet:

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In March, the company proactively drew down $535 million on its $750 million revolving credit facility to provide additional liquidity and financial flexibility. As of today, Lamar has $625 million outstanding and approximately $112 million available under the facility (after accounting for outstanding letters of credit). After the drawdown in March and payment of the first quarter dividend, Lamar had approximately $490 million in cash on hand.

5321 Corporate Boulevard

Baton Rouge, LA 70808

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As a result of the previously announced refinancing completed in February 2020, Lamar eliminated $51 million in amortization on its debt in 2020. Lamar has no scheduled amortization in 2020 and all remaining debt outstanding is interest-only.

•	Lamar’s next maturity is the $175 million accounts receivable securitization due December 2021.

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Lamar Media’s amended and restated credit facility includes a maintenance covenant for the revolver portion, which is a consolidated net secured leverage ratio of no greater than 4.5x. At December 31, 2019, and adjusted for the February refinancing, this ratio was approximately 0.9x. Adjusted for the March drawdown, the ratio would have been approximately 1.4x.

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Lamar Media’s amended and restated credit facility also includes an incurrence covenant, which is a consolidated net debt ratio of 7.0x. At December 31, 2019, this ratio was approximately 3.6x. Adjusted for the February refinancing and March drawdown, this ratio would have been approximately 4.2x.

Forward-Looking Statements

This press release contains “forward-looking statements” concerning Lamar’s goals, beliefs, expectations, strategies, objectives, plans, and underlying assumptions and other statements that are not necessarily based on historical facts, including the timing and amount of future distributions to stockholders. Actual results may differ materially from those indicated in our forward-looking statements as a result of various factors, including those factors set forth in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as supplemented by any risk factors contained in our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document, and we undertake no obligation to update or revise the statements, except as may be required by law.

Company Contact:

Buster Kantrow

Director of Investor Relations

Lamar Advertising Company

(225) 926-1000

bkantrow@lamar.com